September 15, 2005

Mr. Charles Hoover

Cashwize, Inc.

1801 Williams St., Suite 101

Denver, CO 80218

RE: Merger of Cashwize, Inc. with LitFunding Corp.

Dear Mr. Hoover:

This letter of intent ("LOI") outlines the proposal by which LitFunding Corp., a Nevada corporation with a place of business at 3700 Pecos Mcleod, Suite 100, Las Vegas, Nevada 89121 ("LFDG") desires to merge with Cashwize, Inc., a South Dakota corporation with a principal place of business at 1801 Williams St., Suite 101, Denver, Colorado 80218 ("Cashwize"), whereby LFDG will issue shares of its preferred stock in exchange for 100% of the issued and outstanding shares of Cashwize. If accepted by Cashwize, this letter will constitute an expression of the parties mutual intention to consummate this transaction on the terms and subject to the conditions described below.

This letter constitutes a legally binding agreement in favor of the parties, it being understood that any rights and obligations which the parties may have, to each other, will be superceded by a definitive merger agreement described below, into which this letter and all prior discussions shall merge.

LFDG is currently engaged in the non-recourse cash advance industry, advancing funds to law firms. LFDG's common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and is listed for trading on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "LFDG".

Parties; Structure. The transaction will take the form of a statutory tri-party reverse triangular merger (the "Merger") between LFDG Subsidiary Corp. (LSC) and Cashwize.. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, Cashwize will be merged with LSC, whereby LSC will cease to exist and Cashwize shall remain as the surviving corporation and will operate as a new wholly-owned subsidiary of LFDG.

  Consideration; Stock Issuance. LFDG will issue approximately Five Million (5,000,000) shares of convertible preferred stock to Cashwize shareholders in exchange for 100% of the issued and outstanding stock of Cashwize. The rights and preferences of the preferred stock shall be set forth in a Certificate of Designation attached to the definitive merger agreement.

Management Agreement. Concurrent with the Closing of the Merger, Cashwize will enter into a Management Agreement with LFDG whereby Cashwize will pay LFDG a management fee of $225,000 to assist Cashwize with the business development of Cashwize and assist Cashwize in the potential "Spin-Off" of Cashwize to the stockholders of LFDG wherein LFDG stockholders will receive 15% of the Cashwize shares and the existing stockholders of Cashwize will receive 85% of the shares of Cashwize upon conversion of the LFDG preferred stock. Fifty Thousand Dollars ($50,000) of the management fee is being paid concurrent with the signing of this letter of intent and shall be non-refundable pursuant to paragraph 20 below.

Spin-Off. Pursuant to the terms of the Management Agreement, Cashwize shall make the election to be spun off from LFDG within 12 months from the Closing Date, which election shall be made at the decision of a majority of the holders of the LFDG preferred stock received in the merger. Cashwize shall provide LFDG 45 days prior notice of its intention to be spun off from LFDG. If the election to be spun off is not made by Cashwize during the 12 month period commencing on the Closing Date, then the shares of LFDG preferred stock shall automatically convert into shares of LFDG common stock.

Advanced Funds. In the event the preferred holders make the decision to spin-off Cashwize, any funds advanced by LFDG to Cashwize shall be repaid pursuant to the terms of a 12 month promissory note, with interest accruing at 8% per annum, commencing from the date of the actual spin-off.

Cost of the Spin-Off. In the event the preferred shareholders make the election to spin-off Cashwize, Cashwize has agreed to bear the costs associated with the preparation and filing of a registration statement on Form SB-2 for the registration of the distribution shares, in addition to the costs associated with obtaining a cusip number for its certificates, setting up transfer agent, and obtaining a market maker to sponsor Cashwize for trading on the Over-the-Counter Bulletin Board.

Merger: Preparation of Merger Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable merger agreement (the "Merger Agreement") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreement and have the Merger Agreement approved by the parties Board of Directors by October 7, 2005.

Tax Consequences. The merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Audited Financial Statements. Cashwize will have its financial statements audited from inception, prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to the execution of the Closing of the Merger.

Due Diligence. LFDG and its attorneys, accountants and other representatives will have full access to the books, records and technology of Cashwize to complete its due diligence investigation of Cashwize before execution of the Merger Agreement.

Representations and Warranties. The Merger Agreement would contain such representations and warranties with respect to the business, property and financial condition of Cashwize as may reasonably be required by LFDG. In turn, LFDG would provide Cashwize with certain representations and warranties to the business, property and financial condition of LFDG as may reasonably be required by Cashwize. These representations and warranties by both LFDG and Cashwize would include, without limitation, matters such as the following:

As to Cashwize:

a. Cashwize is duly organized and validly existing under the laws of the State of South Dakota and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding shares of Cashwize are duly authorized and validly issued, fully paid and nonassessable.

b. Cashwize has good and marketable title to all of its assets, and title is valid and proper.

c. The financial statements of Cashwize from inception, are true, correct and complete.

As to LFDG:

LFDG is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

LFDG has good and marketable title to all of its assets, and title is valid and proper.

The audited financial statements of LFDG as of and for the year ended December 31, 2004, are true, and correct.

Issuance of Shares. The shares of preferred stock issued in the Merger will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

Shareholder Approval. The Merger will be subject to approval by Cashwize's shareholders. At the time of execution of the Merger Agreement, Cashwize's and LFDG's affiliates will agree to vote in favor of the merger.

Conditions. The Merger Agreement will provide that the obligations of the respective parties to complete the Merger would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to Cashwize Closing:

The Board of Directors of LFDG shall have approved the Merger.

There shall have been no material adverse change in the financial condition, earnings or prospects of LFDG.

Cashwize shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

Conditions Prior to LFDG Closing:

The Board of Directors of Cashwize shall have approved the Merger.

There shall have been no material adverse change in the financial condition, earnings or prospects of Cashwize.

LFDG shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

Cashwize's shareholders shall have approved the Merger.

Cashwize shall have deposited the balance of the management fee in the sum of $175,000 with LFDG or as directed by LFDG.

Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by either party until such time as the definitive Merger Agreement is executed.

Disclosure. LFDG and Cashwize agree to take all reasonable precautions to prevent any trading in LFDG securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Merger until the proposed Merger has been closed. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by LFDG, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of LFDG and Cashwize on a need-to know basis.

Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, Cashwize will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $10,000, any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying LFDG.

Exclusive Negotiations. Cashwize agrees that from the date of this letter and until such time as the Merger shall have been consummated or the parties shall have agreed to terminate the negotiation of this transaction, it will not permit any of its agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of Cashwize or any merger or consolidation of Cashwize with any third party.

Expenses. Whether or not the parties enter into the Definitive Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Merger shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses, except as to the initial deposit of the management fee in the sum of $50,000, which in the event of a termination by Cashwize shall be non-refundable.

Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary merger negotiations. This letter does constitute a binding between LFDG and Cashwize.

Effect of this Letter. This letter creates liability and/or obligations on the part of both Cashwize and LFDG. Both parties will have obligations to consummate the transactions contemplated by this letter or pursuant to a superceding definitive agreement concerning the proposed transaction, which is to be executed by both parties.

Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity.

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on September 19, 2005. This offer will expire if not accepted prior to that time.

Very truly yours,

/s/ Morton Reed

Morton Reed, President

LitFunding Corp.

Agreed and accepted as of September 15, 2005

Cashwize, Inc., a South Dakota corporation

By: /s/ CharlesHoover

Its: CEO